UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 28, 2013

(Date of earliest event reported)

QUANEX BUILDING PRODUCTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-33913	26-1561397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 West Loop South, Suite 1500, Houston, Texas		77027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 713-961-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 28, 2013 (the “Closing Date”), Quanex Building Products Corporation, a Delaware corporation (the “Company”), as borrower, entered into a credit agreement (the “Credit Agreement”) with certain of its subsidiaries as guarantors thereunder, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, Wells Fargo Securities, LLC, as lead arranger and syndication agent, and the lenders parties thereto. The Credit Agreement is a committed unsecured revolving credit facility that permits aggregate borrowings of up to, at any one time outstanding, $150,000,000, with a letter of credit sub-facility, a swing line sub-facility and a multicurrency sub-facility. Subject to customary conditions, the Company may request that the aggregate commitments under the Credit Agreement be increased by up to $100,000,000, with total commitments not to exceed $250,000,000. The maturity date of the facility is January 28, 2018.

The Credit Agreement replaces that certain credit agreement, dated as of April 23, 2008 (the “Original Agreement”), among the Company, as borrower, certain of the Company’s subsidiaries as guarantors, Wells Fargo, in its capacity as administrative agent, and the lenders from time to time parties thereto. The Original Agreement provided the Company with an unsecured revolving credit facility of up to an aggregate principal amount of $270,000,000. The termination of the Original Agreement and the payment of any and all outstanding amounts due thereunder were conditions precedent to the closing of the Credit Agreement. Effective as of the Closing Date, the Original Agreement was terminated, with the Company and its subsidiaries having no further obligations thereunder. All letters of credit existing under the Original Agreement continue uninterrupted and are deemed to have been issued under the Credit Agreement. No early termination penalties were incurred in connection with the termination of the Original Agreement.

Under the Credit Agreement, U.S. dollar denominated loans accrue interest based on, at the Company’s election, either the London Interbank Offered Rate quoted on the applicable Reuters Reference page (“LIBOR rate”) for U.S. dollar deposits or the base rate (which is derived from the prime rate), in each case, plus an applicable margin. Loans denominated in foreign currencies accrue interest based on the LIBOR rates applicable to such foreign currencies, plus an applicable margin. Swing line loans may only be made in U.S. dollars and accrue interest at the base rate, plus the applicable margin. Letters of credit, however, may be issued in U.S. dollars or foreign currency, with fees thereon accruing at the applicable LIBOR rate, plus an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Company’s consolidated leverage ratio at the applicable time and the nature of the loan (e.g., U.S. dollar base rate loan, foreign currency loan, etc.).

The Credit Agreement requires compliance with two financial covenants. The Company must not permit, on a quarterly basis, the ratio of (a) the Company’s and its subsidiaries’ consolidated net income to (b) the Company’s and its subsidiaries’ consolidated interest expense to be less than 3.00 to 1.00. Also, the Company must not permit, on a quarterly basis, the ratio of (x) the Company’s and its subsidiaries’ consolidated funded debt to (y) the Company’s and its subsidiaries’ consolidated net income to be greater than 3.25 to 1.00. The Credit Agreement contains representations, warranties, indemnities, affirmative covenants, negative covenants, events of default and remedies provisions customary for credit agreements of its kind. Certain restrictions imposed by the Credit Agreement include, but are not limited to, restrictions on the ability of the Company and its subsidiaries to incur indebtedness, grant liens, undergo certain fundamental corporate changes, make certain investments, sell certain assets and engage in certain other activities all as set forth therein. The loan proceeds may only be used to (i) refinance the Company’s outstanding obligations the Original Agreement, (ii) pay fees and transaction costs relating to the Credit Agreement, (iii) fund the Company’s and its subsidiaries’ working capital needs and (iv) finance other general corporate purposes.

The identity of each party to the Credit Agreement is set forth on the signature pages thereto. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information required by Item 1.02 relating to the termination of the Original Agreement is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 relating to the Credit Agreement is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of January 28, 2013, among Quanex Building Products Corporation, certain of its subsidiaries as guarantors, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, as lead arranger and syndication agent, and the lenders parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANEX BUILDING PRODUCTS CORPORATION
(Registrant)

January 30, 2013	/S/ KEVIN P. DELANEY
(Date)	Kevin P. Delaney
Senior Vice President – General Counsel and Secretary

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